As filed with the Securities and Exchange Commission on May 5, 1999.
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             SUIZA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                             75-2559681
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)


                        2515 MCKINNEY AVENUE, SUITE 1200
                               DALLAS, TEXAS 75201
                                 (214) 303-3400
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                 ---------------

                                 Gregg L. Engles
                Chairman of the Board and Chief Executive Officer
                        2515 McKinney Avenue, Suite 1200
                               Dallas, Texas 75201
                                 (214) 303-3400
          (Name, address, and telephone number, including area code, of agent for service)

                                 ---------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                CALCULATION OF REGISTRATION FEE

=======================================================================================================================
    TITLE OF SHARES              AMOUNT             PROPOSED MAXIMUM       PROPOSED MAXIMUM            AMOUNT OF
    TO BE REGISTERED              TO BE             AGGREGATE PRICE            AGGREGATE             REGISTRATION
                               REGISTERED             PER UNIT(1)          OFFERING PRICE(1)              FEE
-----------------------------------------------------------------------------------------------------------------------
     Common Stock,
     $.01 par value              77,233              $34-5/8(2)              $2,674,192.60(2)         $743.43
=======================================================================================================================


(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the high and low price per share of Suiza Foods Corporation on April 28, 1999, as reported by the New York Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 5, 1999.

                             SUIZA FOODS CORPORATION

                                  77,233 SHARES
                                  COMMON STOCK

         We issued 77,233 shares of our common stock to Thompson Beverage Systems, L.P. on March 4, 1999 pursuant to an exemption from the registration requirements of the Securities Act of 1933. This Prospectus relates to the offering and sale of those shares by Thompson Beverage Systems, L.P. Thompson Beverage Systems, L.P. is offering all of the shares to be sold in this offering and will receive all of the proceeds from this offering. This offering is not part of our original issuance of the shares.

         Thompson Beverage Systems, L.P. may offer the shares

         o  in transactions on the New York Stock Exchange,

         o  in negotiated transactions, or

         o  through a combination of these methods.

         Our common stock is quoted on the NYSE under the symbol "SZA." On May 3, 1999, the last reported sale price of our common stock, as reported on the NYSE, was $36 per share. If Thompson Beverage Systems, L.P. offers the shares in negotiated transaction(s), the offering prices may or may not relate to the prevailing market price of our common stock on the NYSE.

                      ------------------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                      ------------------------------------

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ------------------------------------

         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. Thompson Beverage Systems, L.P. may offer to sell, and seek offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.


                      This prospectus is dated May 5, 1999.

                                   THE COMPANY

o We are a leading manufacturer and distributor of dairy products and a leading manufacturer of rigid plastic packaging in the United States.

o Our net sales during the year ended December 31, 1998 were approximately $3.3 billion, of which approximately $2.8 billion (or approximately 85%) was contributed by our dairy operations and approximately $500 million (or approximately 15%) was contributed by our packaging operations.

o We have grown primarily through an aggressive acquisition and integration strategy that we intend to continue. We entered the dairy business in December 1993 when we acquired Suiza Dairy Corporation, a regional dairy processor located in Puerto Rico. Since our acquisition of Suiza Dairy, we have grown our dairy business primarily through an aggressive acquisition strategy. Since our acquisition of Suiza Dairy in 1993, we have completed 31 dairy acquisitions, including 13 during 1998 and 3 during 1999 to date. We entered the packaging business in August 1997 when we acquired Franklin Plastics, Inc. as part of our acquisition of a related dairy business. We have grown our packaging business through the acquisition of Continental Can Company, Inc. in May 1998 and seven other smaller acquisitions during 1998.

o On April 29, 1999, we announced that we have agreed to sell a majority interest in our U.S. plastic packaging operations to Consolidated Container Company LLC, a newly formed company to be controlled by affiliates of Vestar Capital Partners III, L.P., a private equity firm. Consolidated Container will be formed by combining our U.S. packaging operations (Franklin Plastics, Inc. and Plastic Containers, Inc.) with the operations of Vestar's Reid Plastics Holdings, Inc. Consolidated Container will assume approximately $135 million of existing Suiza debt, and will repay to us our intercompany debt and preferred stock investment of approximately $367 million at closing. We will own approximately a 43% interest in the new venture. We expect the transaction to close on or about July 1, 1999.

     Our principal executive office is located at 2515 McKinney Avenue, Suite 1200, Dallas, TX 75201. Our telephone number is (214) 303-3400. We maintain a worldwide web site at www.suizafoods.com. We are a Delaware corporation. In this prospectus, "we," "us," "our" and "Suiza" refer to Suiza Foods Corporation and its subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

    Before investing in the shares offered by Thompson Beverage Systems, L.P., you should carefully consider the following risk factors and warnings, in addition to all of the other information we have provided to you in this prospectus. Also, you should be aware that the risks described below are not the only ones facing us. Additional risks that we do not yet know of may also have an adverse effect on us. If any of those risks or any of the risks described below actually occur, our business, financial condition, results of operations or prospects could be adversely affected. In that case, the price of our common stock could decline, and you could lose all or part of your investment.

    This prospectus contains or incorporates by reference certain statements about our future that are not statements of historical fact. In some cases, you can identify these statements by terminology such as "may", "will", "should", "expects", "anticipates", "plans", "believes", "estimates", "intends", "predicts", "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions, and in evaluating those statements, you should specifically consider the risks outlined below. Actual performance or results may differ materially and adversely.

WE MAY HAVE DIFFICULTIES EXECUTING OUR ACQUISITION STRATEGY, WHICH COULD AFFECT OUR GROWTH AND FINANCIAL CONDITION.

    We intend to expand our business primarily through acquisitions. Our ability to expand through acquisitions is subject to various risks, including

    o limitations on our financing sources,

    o rising acquisition prices,

    o increased antitrust constraints on our proposed acquisitions and acquisition strategy, and

    o fewer suitable acquisition candidates.

    If we are not able to expand our business through acquisitions at the rate we have planned, our stock price may be adversely affected.

IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

    We have expanded our operations rapidly in recent years and intend to continue this expansion. This rapid growth places a significant demand on our management and our financial and operational resources. Our growth strategy is subject to various risks, including

    o inability on our part to successfully integrate or operate acquired businesses,

    o inability to retain key customers of acquired businesses, and

    o inability to realize or delays in realizing expected benefits from our increased size.

The integration of businesses we have acquired or may acquire in the future may also require us to invest more capital than we expected or require more time and effort by management than we expected. If we fail to effectively manage the size and growth of our business, our operations and financial results will be affected, both materially and adversely.

OUR FAILURE TO SUCCESSFULLY COMPETE COULD ADVERSELY AFFECT OUR PROSPECTS AND FINANCIAL RESULTS.

    Our dairy and packaging businesses are subject to intense competition. We have many competitors in each of our major product, service and geographic markets, and some of these competitors are larger, more established and better capitalized. If we fail to successfully compete against our competitors, our business will be adversely affected.

    Our dairy business is subject to significant competition from dairy operations and large national food service distributors that operate in our markets. Competition in the dairy business is based primarily on

     o   service,

     o   price,

     o   brand recognition,

     o   quality, and

     o   breadth of product line.

     The dairy industry has excess production capacity and has been consolidating for many years. This excess production capacity is the result of

     o   improved manufacturing techniques,

     o the establishment of captive dairy operations by large grocery retailers, and

     o   limited growth in the demand for fresh milk products.

We could be adversely affected by any expansion of capacity by our existing competitors or by new entrants in our markets.

    We compete in the packaging business on the basis of a number of factors, including price, quality and service. Our principal competitors in this business are larger independent manufacturing companies and vertically integrated food and industrial companies that operate captive packaging manufacturing facilities.

OUR SUBSTANTIAL DEBT AND OTHER FINANCIAL OBLIGATIONS EXPOSE US TO RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     As of December 31, 1998, we had substantial debt and other financial obligations, including

    o $933.0 million of borrowings (including $719.5 million under our senior credit facility, $46.2 million under our subsidiary lines of credit and $167.3 million of subsidiary debt obligations), and

    o $682.9 million of 5.0% preferred securities and 5.5% preferred securities.

Those amounts compare to our stockholders' equity of $655.8 million as of December 31, 1998.

    Our senior credit facility provides us with a line of credit of up to $1 billion to be used for general corporate and working capital purposes. As of December 31, 1998, we would have been able to borrow an additional $246.2 million under our senior credit facility. We have pledged the stock of some of our subsidiaries to secure this facility and the assets of other subsidiaries to secure other indebtedness. Our senior credit facility and related debt service obligations

     o limit our ability to obtain additional financing in the future without obtaining prior consent,

     o require us to dedicate a significant portion of our cash flow to the payment of principal and interest on our debt, which reduces the funds we have available for other purposes,

     o limit our flexibility in planning for, or reacting to, changes in our business and market conditions, and

     o   impose on us additional financial and operational restrictions.


    Our ability to make scheduled payments on our debt and other financial obligations depends on our financial and operating performance. Our financial and operating performance is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. If we do not comply with the financial and other restrictive covenants under our senior credit facility, we may default under this facility. Upon default, our lenders could accelerate the indebtedness under this facility, foreclose against their collateral or seek other remedies.

INCREASES IN OUR RAW MATERIAL COSTS COULD ADVERSELY AFFECT OUR PROFITABILITY.

    The most important raw materials that we use in our operations are raw milk, cream (including butterfat) and high density polyethylene resin. The prices of these materials increase and decrease depending on supply and demand and, in some cases, governmental regulation. In many cases, we are not able to pass on the increased price of raw materials to our customers due primarily to timing problems. Therefore, volatility in the cost of our raw materials can adversely affect our profitability and financial performance.

CHANGES IN REGULATIONS COULD ADVERSELY AFFECT MANY ASPECTS OF OUR BUSINESS.

    Under the Federal Milk Marketing Order program, the federal government and several state agencies establish minimum regional prices paid to producers for raw milk. In 1996, the U.S. Congress passed legislation to phase out the Federal Milk Marketing Order program. This program is currently scheduled to be phased out by October 1999. The U.S. Department of Agriculture has also recently proposed changes to this program, including changes in pricing classifications for certain dairy products. We do not know whether the Department of Agriculture will adopt its proposed changes in their current or another form, and we do not know what effect any final changes or the termination of this federal program will have on the market for dairy products. In addition, various states have adopted or are considering adopting compacts among milk producers, which would establish minimum prices paid by milk processors, including us, to raw milk producers. We do not know whether new compacts will be adopted or the extent to which these compacts would affect the prices we pay for milk.

    As a manufacturer and distributor of food products, we are subject to federal, state and local laws and regulations relating to

    o    food quality,

    o    manufacturing standards,

    o    labeling, and

    o    packaging.

     Our operations are subject to other federal, foreign, state and local governmental regulation, including laws and regulations relating to occupational health and safety, labor, discrimination and other matters. Material changes in these laws and regulations could have positive or adverse effects on our business.

OUR BUSINESS INVOLVES RISKS OF PRODUCT LIABILITY CLAIMS WHICH COULD RESULT IN SIGNIFICANT COSTS.

    We sell food products for human consumption, which involves risks such as

    o    product contamination or spoilage,

    o    product tampering, and

    o    other adulteration of food products.

Consumption of an adulterated, contaminated or spoiled product may result in personal illness or injury. We could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or that exceed our insurance coverages.

    An actual or alleged problem with the quality or safety of products at any of our facilities could result in

    o    product withdrawals,

    o    product recalls,

    o    negative publicity,

    o    temporary plant closings, and

    o    substantial costs of compliance.

Any of these events could have a material and adverse effect on our financial condition.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

    Our success depends to a large extent on the skills, experience and performance of our executive management. The loss of one or more of these persons could hurt our business. We do not maintain key man life insurance on any of our executive officers or directors.

FAILURE TO COMPLETE THE SALE OF OUR PACKAGING BUSINESS COULD AFFECT OUR LIQUIDITY AND OUR STOCK PRICE.

         On April 29, 1999, we announced that we have agreed to sell a majority interest in our U.S. plastic packaging operations to Consolidated Container Company LLC, a newly formed company to be controlled by affiliates of Vestar Capital Partners III, L.P., a private equity firm. Consolidated Container will be formed by combining our U.S. packaging operations (Franklin Plastics, Inc. and Plastic Containers, Inc.) with the operations of Vestar's Reid Plastics Holdings, Inc. Consolidated Container will assume approximately $135 million of existing Suiza debt, and will repay to us our intercompany debt and preferred stock investment of approximately $367 million at closing. We will own approximately a 43% interest in the new venture. We expect the transaction to close on or about July 1, 1999. Completion of the proposed transaction is subject to a number of conditions, including obtaining third party consents to the transaction and the consummation of financing of Consolidated Container. There can be no assurance that the proposed transaction will close by July 1, 1999 or ever. If the transaction is not completed, we may not have sufficient capital to pursue our present acquisition strategy without raising additional funds through the sale of equity or incurring more expensive indebtedness, either of which could have a material adverse effect on the market price of our common stock.


YEAR 2000 PROBLEMS FOR US OR OUR SUPPLIERS OR CUSTOMERS COULD INCREASE OUR LIABILITIES OR EXPENSES AND IMPACT OUR PROFITABILITY.

    We are in the process of addressing our Year 2000 computer issues. If we do not complete the necessary systems modifications on a timely basis or if important service providers, suppliers or customers are unable to resolve their Year 2000 issues in a timely manner, our operations could be adversely affected and we could experience increased liabilities and expenses as a result.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS.

    Some provisions in our certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. Our stockholders might view any such transaction as being in their best interests since the transaction could result in a higher stock price than the current market price for our common stock. Among other things, our certificate of incorporation and bylaws

    o authorize our board of directors to issue preferred stock in series with the terms of each series to be fixed by our board of directors,

    o divide our board of directors into three classes so that only approximately one-third of the total number of directors is elected each year,

    o   permit directors to be removed only for cause, and

    o specify advance notice requirements for stockholder proposals and director nominations.

    In addition, with some exceptions, the Delaware General Corporation Law restricts mergers and other business combinations between us and any stockholder that acquires 15% or more of our voting stock.

    We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights do not extend, however, to persons participating in takeover attempts without the consent of our board of directors. Accordingly, this plan could delay, defer, make more difficult or prevent a change of control.

ENVIRONMENTAL REGULATIONS COULD RESULT IN CHARGES OR INCREASE OUR COSTS OF DOING BUSINESS.

    We, like others in similar businesses, are subject to a variety of federal, foreign, state and local environmental laws and regulations including, but not limited to, those regulating waste water and stormwater, air emissions, storage tanks and hazardous materials. We believe that we are in material compliance with these laws and regulations. Future developments, including increasingly stringent regulations, could require us to make currently unforeseen environmental expenditures.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF COMMON STOCK FOR SALE COULD ADVERSELY AFFECT OUR STOCK PRICE.

    The availability of shares for sale under this prospectus or the future sale of a substantial number of shares of common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price.

    Approximately 33,711,318 shares of common stock were outstanding as of March 25, 1999. All of the shares of common stock that Thompson Beverage Systems, L.P. is offering in this prospectus will be eligible for immediate resale in the public market without restriction under Federal securities laws, except for any shares that are acquired by an affiliate of ours.

    In addition to the shares outstanding upon completion of this offering, there are additional shares of common stock that may be available for resale in the public market, including

    o 3,419,102 shares of common stock that our employees and directors had the current right to purchase pursuant to stock options that we had issued as of March 31, 1999,

    o 1,855,551 additional shares of common stock that our employees and directors had the future right to purchase pursuant to stock options that we had issued as of March 31, 1999, and

    o 9,096,104 shares of common stock that were issuable as of March 31, 1999, upon conversion of the 5.0% preferred securities and 5.5% preferred securities.

    We expect to continue to issue options to reward performance and encourage retention. The exercise of any additional options we issue could adversely affect the prevailing market price of the common stock. We believe that substantially all of these shares of common stock will be freely tradable under the federal securities laws, subject to limitations. These limitations include vesting provisions in option and restricted stock agreements and volume and manner of sale restrictions under Rule 144 of the Securities Act of 1933. The future sale of a substantial number of shares of common stock in the public market following this offering, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Instead of repeating in this prospectus information that we have already filed with the Securities and Exchange Commission, we refer you to the documents listed below that we have previously filed with the Securities and Exchange Commission. Those documents are considered to be part of this prospectus. Any documents that we file with the Securities and Exchange Commission in the future will also be considered to be a part of this prospectus and will automatically update and supersede the information in this prospectus.

    o Our Annual Report on Form 10-K for the year ended December 31, 1998.

    o Our Definitive Proxy Statement on Schedule 14A filed April 13, 1999.

    o Our Report on Form 8-K filed February 12, 1999.

    o Our Report on Form 8-K filed May 5, 1999.

    o The description of our common stock contained in our Registration Statement on Form 8-A filed on February 19, 1997, including any amendments or reports filed for the purpose of updating such description.

    o Our Report on Form 8-K filed March 9, 1998 (as amended on April 7, 1998), which includes the audited financial statements of Land-O-Sun Dairies, L.L.C.

    o Continental Can Company, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997.

    o Continental Can Company, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    o The description of common stock purchase rights contained in our Registration Statement on Form 8-A filed on March 10, 1998, including any amendments or reports filed for the purpose of updating such description.

    To obtain a copy of any document that we have incorporated by reference into this prospectus, please write or call us at

                             Suiza Foods Corporation
                        2515 McKinney Avenue, Suite 1200
                               Dallas, Texas 75201
                Fax No. 214/303-3499; Telephone No. 214/303-3400
                         Attention: Investor Relations.

    We have filed a registration statement with the Securities and Exchange Commission to register the securities that Thompson Beverage Systems, L.P. is offering you. This prospectus is a part of that registration statement. As allowed by the Securities and Exchange Commission's rules, we have not included in this prospectus all of the information that is included in the registration statement. You may obtain a copy of the registration statement, or a copy of any other filing we have made with the Securities and Exchange Commission, directly from the Securities and Exchange Commission. You may either

    o read and copy any reports, statements or other information we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., or

    o obtain copies of documents that we have filed with the Securities and Exchange Commission on the Securities and Exchange Commission's internet web site at http://www.sec.gov.

    You can get more information about the Securities and Exchange Commission's public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                               SELLING STOCKHOLDER

         The table below sets forth information about the beneficial ownership of the common stock offered by this prospectus by Thompson Beverage Systems, L.P. immediately prior to this offering and as adjusted to reflect the sale of shares of common stock in the offering. Thompson Beverage Systems, L.P. does not own in excess of one percent (1%) of our outstanding common stock. All information about the beneficial ownership has been furnished by Thompson Beverage Systems, L.P.

                                                      Beneficial Ownership                   Beneficial Ownership
                                                        Prior to Offering                     After Offering (2)
                                          ---------------------------------------------    -----------------------
                                            Number of      Percent of      Shares to       Number of    Percent of
Name of Beneficial Owner                      Shares        Class (1)     be Sold (2)        Shares       Class
---------------------------------------     ----------    ------------   -------------     ----------    ---------
Thompson Beverage Systems, L.P.                77,233            *            77,233           -0-            -0-

--------------------------------
*        Less than 1%

(1)      Computed based on common stock outstanding as of May 3, 1999.

(2)      Assumes all the shares of common stock that may be offered are sold.



                              PLAN OF DISTRIBUTION

         The sale of the shares offered in this prospectus may be effected from time to time directly or by one or more broker-dealers or agents in one or more transactions on the NYSE, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

         In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agent for Thompson Beverage Systems, L.P.. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from Thompson Beverage Systems, L.P. or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, Thompson Beverage Systems, L.P. will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares by Thompson Beverage Systems, L.P.. All of the foregoing may affect the marketability of the shares.

         In order to comply with certain states' securities laws, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, our common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering.


                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas. William A. McCormack, a partner with Hughes & Luce, L.L.P., beneficially owns 41,795 shares of our common stock.


                                     EXPERTS

         Our consolidated financial statements as of December 31, 1998, 1997 and 1996 and for each of the three years in the period ended December 31, 1998 have been incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998. Those consolidated financial statements, except The Morningstar Group Inc.'s consolidated financial statements as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, which have been consolidated with ours, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated in this prospectus by reference. The consolidated financial statements of The Morningstar Group Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, which are consolidated with ours for those periods and which are not presented separately, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report which is incorporated in this prospectus by reference.

         The consolidated financial statements of Continental Can Company, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report which is incorporated in this prospectus by reference.

         The above financial statements are incorporated in this prospectus by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

TABLE OF CONTENTS

                                                                         Page
                                                                         ----
The Company                                                                1
Risk Factors                                                               2
Incorporation of Documents by Reference                                    9
Selling Stockholder                                                       11
Plan of Distribution                                                      11
Use of Proceeds                                                           13
Legal Matters                                                             13
Experts                                                                   13





                                  77,233 SHARES


                             SUIZA FOODS CORPORATION


                                  COMMON STOCK


                                  ------------


                                   PROSPECTUS

                                  ------------


                                   May 5, 1999

                                     PART II


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table indicates the estimated expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us.



                  Registration fee                               $    743.43

                  Accounting fees and expenses                      7,500

                  Legal fees and expenses                           5,000

                  Miscellaneous expenses                            2,000


                                                                 -----------
                           Total:                                $ 15,243.43


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation provides that none of our directors will be personally liable to us or any of our stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Under the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         Our Certificate of Incorporation contains provisions requiring us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS.

         The exhibits to this registration statement are listed in the Index to Exhibits on page II-6 of this registration statement, which index is incorporated in this registration statement by reference.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933.

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                    (iii) To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 5, 1999.

                                           SUIZA FOODS CORPORATION



                                           By: /s/ GREGG L. ENGLES
                                               --------------------------------
                                               Gregg L. Engles
                                               Chairman of the Board,
                                               Chief Executive Officer and
                                               Director

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Suiza Foods Corporation, hereby severally constitute and appoint Gregg L. Engles and Lisa N. Tyson, and each of them, our true and law attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place and stead, in any and all capacities, to sign Suiza Food Corporation's registration statement on Form S-3, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature                                        Title                              Date
         ---------                                        -----                              ----
/s/ GREGG L. ENGLES                         Chairman of the Board, Chief                  May 5, 1999
----------------------------------          Executive Officer and Director
Gregg L. Engles                             (Principal Executive Officer)


/s/ ALAN J. BERNON                          Director                                      May 5, 1999
----------------------------------
Alan J. Bernon


/s/ CLETES O. BESHEARS                      Director                                      May 5, 1999
----------------------------------
Cletes O. Beshears


/s/ STEPHEN L. GREEN                        Director                                      May 5, 1999
----------------------------------
Stephen L. Green


/s/ JOSEPH S. HARDIN, JR.                   Director                                      May 5, 1999
----------------------------------
Joseph S. Hardin, Jr.


/s/ ROBERT L. KAMINSKI                      Director                                      May 5, 1999
----------------------------------
Robert L. Kaminski


/s/ DAVID F. MILLER, SR.                    Director                                      May 5, 1999
----------------------------------
David F. Miller, Sr.



/s/ JOHN R. MUSE                            Director                                      May 5, 1999
----------------------------------
John R. Muse


/s/ HECTOR M. NEVARES                       Director                                      May 5, 1999
----------------------------------
Hector M. Nevares


/s/ DELTON C. PARKS                         Director                                      May 5, 1999
----------------------------------
Delton C. Parks



/s/ P. EUGENE PENDER                        Director                                      May 5, 1999
----------------------------------
P. Eugene Pender


/s/ JIM L. TURNER                           Director                                      May 5, 1999
----------------------------------
Jim L. Turner


/s/ BARRY A. FROMBERG                       Executive Vice President                      May 5, 1999
----------------------------------          and Chief Financial Officer
Barry A. Fromberg                           (Principal Financial and
                                            Accounting Officer)

                                INDEX TO EXHIBITS



    Exhibit
    Number        Description of Exhibits
    --------      -----------------------
      4.1         Specimen of Common Stock Certificate. (Filed as Exhibit 4.1 to
                  our Registration statement on Form S-1, Registration No.
                  333-1858, and incorporated in this prospectus by reference).

      5.1*        Opinion of Hughes & Luce, L.L.P.

      23.1* Consent of Hughes & Luce, L.L.P. (Contained in its opinion filed as Exhibit 5.1).

      23.2*       Consent of Deloitte & Touche LLP

      23.3*       Consent of Arthur Andersen LLP

      23.4*       Consent of KPMG LLP

      24.1* Power of Attorney. (Contained on pages II-5 and II-6 of this Registration Statement).

------------------------
*    Filed herewith